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                                                                    EXHIBIT 3.29

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    AMD INC.

STATE OF OKLAHOMA      )
                       )SS.
COUNTY OF OKLAHOMA     )

TO: SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

     I, the undersigned Incorporator, Don J. Timberlake, being a person legally competent to enter into contract for the purpose of forming a corporation under "The General Corporation Act" of the State of Oklahoma, do hereby adopt the following Articles of Incorporation.

                                   ARTICLE ONE

     The name of the corporation is:

                                    AMD INC.

                                   ARTICLE TWO

     The address of the registered office of the corporation is: 4401 Sherburn Drive, Norman, OK, 73072; and the registered agent is: Virginia A. Todd, 4401 Sherburn Drive, Norman, OK, 73072.

                                  ARTICLE THREE

     The duration of this corporation shall be perpetual.

                                  ARTICLE FOUR

     The nature of the business and the objects and purposes to be transacted, promoted and carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

     (a) To operate and own landfills, waste transfer stations and collection sites and to dispose of solid waste, and to engage in any and all other acts which are required or necessitated by the foregoing activities.

     (b) To enter into, make and perform contracts of every kind for lawful purpose, with any person, firm, association or corporation, town, city, county, body politic, state territory, government or colony or dependency thereof.

     (c) To borrow money for any of the purposes of the corporation, and to draw, make, accept, endorse, discount, execute, issue, sell, pledge, or otherwise dispose of promissory notes,

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drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness, and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance, or assignment in trust of the whole or any part of the property of the corporation at the time owned or thereafter acquired.

     (d)  To purchase, hold, sell and transfer the shares of its capital.

     (e) To have one or more offices and to conduct any or all of its operations and business and to promote its objects, within or without the State of Oklahoma, without restriction as to place or amount.

     (f) To become a member of a general partnership or partnerships, a limited partnership or partnerships, a joint venture or joint ventures, and to enter into general partnership agreements, limited partnership agreements and joint venture agreements with one or more persons or corporations for the purpose of carrying on any business whatsoever which this corporation may deem proper or convenient in connection with any of the purposes herein set forth, or otherwise, or which may be calculated, directly or indirectly, to promote the interest of this corporation or to enhance the value of its property or business, both within or without the State of Oklahoma.

     (g)  To carry on any other business in connection therewith.

     (h) To do any or all of the things herein set forth as principal, agent, contractor, or otherwise, alone or in company with others.

     (i) To do or engage in any lawful purpose in furtherance of any lawful business enterprise.

     (j) The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any clause or paragraphs of these Articles of Incorporation.

                                  ARTICLE FIVE

     The numbers of Directors to be elected at the first meeting of the shareholders is three (3). This corporation shall have a minimum of three (3) Directors at all times; provided, however, the number of Directors may be changed from time to time, in such lawful manner as is provided by the By-laws.

                                   ARTICLE SIX

     If the By-laws so provide, the shareholders and Directors shall have the power to hold their meetings, to have an office or offices and to keep the books of this corporation (subject to the provisions of the statute) outside of the State of Oklahoma at such places as may from time to time be designated by the By-laws or by resolution of the Directors.

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                                  ARTICLE SEVEN

     In furtherance of and not in limitation of the general powers conferred by the laws of the State of Oklahoma, the Board of Directors is expressly authorized to make, alter, or repeal the By-laws of the corporation and, subject to the provisions of the Business Corporation Act of the State of Oklahoma, to exercise any and all other powers in addition to the powers expressly conferred by law and by these Articles of Incorporation, which may be conferred upon it by the corporation through appropriate By-laws.

                                  ARTICLE EIGHT

     No transaction (other than those expressly prohibited or invalidated by statutory laws or the Constitution of the State of Oklahoma) in which the corporation may engage with any officer, director, or stockholder, or any other interested person, or with any affiliated corporation, shall be affected or invalidated merely by reason of the relationship involved.

                                  ARTICLE NINE

     The aggregate number of shares which this corporation shall have authority to allot is: 1,000 shares.

     The designation of each class, the number of shares of each class and the par value of the shares of each class of shares to be issued initially, are as follows:

               CLASS             NO. OF SHARES        PAR VALUE OF SHARES
               -----             -------------        -------------------
               Common            1,000                $ 1.00

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                                   ARTICLE TEN

     This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and shareholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, I have hereunto set my respective signature at Oklahoma City, Oklahoma, on this 8th day of May, 1997.

                                               INCORPORATOR:

                                               /s/ Don J. Timberlake
                                               ---------------------------------
                                               Don J. Timberlake
                                               5901 N. Western Ave., Suite 300
                                               Oklahoma City, OK 73118


STATE OF OKLAHOMA     )
                      )SS.
COUNTY OF OKLAHOMA    )

     Before me, the undersigned, a Notary Public within and for the County and State aforesaid, on this 8th day of May, 1997, personally appeared
Don J. Timberlake, to me known to be the identical person who executed the within and foregoing Certificate of Incorporation, and acknowledged to me that he executed the same as his free and voluntary act and deed for the uses and purposes therein set forth.

     Given under my hand and seal the day and year last above written.


                                               /s/ James P. Cates
                                               ---------------------------------
                                               Notary Public

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